E X H I B I T   1 1


                       STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


(Thousands of dollars and shares)             Three Months Ended June 30        Six Months Ended June 30
                                                   1995          1994                1995       1994

Net income (loss)                                   $6         $(195)                 $20     $(671)



Weighted average shares of Common
  Stock outstanding                             15,562        15,562               15,562    15,562

Weighted average shares of Common
  Stock issuable upon conversion
  of Convertible Preferred Stock (2)             6,637                              6,637
Total shares of Common Stock and
  Common Stock equivalents                      22,199        15,562               22,199    15,562


Net income (loss) per share                       $ --        $(.013)               $.001    $(.043)



(1)     Primary and fully diluted per share earnings (loss) are substantially the same for each period presented.

(2)     Common Stock issuable upon conversion of Convertible Preferred Stock was antidilutive in 1994.
